                                                                    Exhibit 12.1

                             Brandywine Realty Trust
           Computation of Ratio of Earnings to Combined Fixed Charges
                       and Preferred Share Distributions
                                 (in thousands)

                                                                                                               For the nine
                                                                                                               months ended
                                                                For the years ended December 31,               September 30,
                                                -------------------------------------------------------------  -------------
                                                   2002         2001         2000         1999         1998        2003
                                                   ----         ----         ----         ----         ----        ----
Earnings before fixed charges:
Add:
   Income from continuing operations (a)        $  48,397     $ 21,590    $  39,324    $  22,357    $  26,050    $  40,506
   Distributions to preferred unitholders           7,069        7,069        7,069        6,103        1,451        5,302
   Minority interest of preferred unitholders       7,069        7,069        7,069        6,103        1,451        5,302
   Fixed charges - per below                       88,856       94,422       96,510       84,477       40,657       62,164
   Cash distributions from income from
     equity investments                             2,956        5,492           --        1,671          467        1,338
Less:
   Income from equity method investments             (987)      (2,768)      (2,961)      (1,059)        (218)         (38)
   Capitalized interest                            (2,949)      (5,178)      (8,182)      (2,100)      (1,200)      (1,183)
   Distributions to preferred unitholders          (7,069)      (7,069)      (7,069)      (6,103)      (1,451)      (5,302)
   Income allocated to preferred
     shareholders                                 (11,906)     (11,906)     (11,906)      (4,790)        (702)      (8,930)
                                                -------------------------------------------------------------  -------------
Earnings before fixed charges                   $ 131,436    $ 108,721    $ 119,854    $ 106,659    $  66,505    $  99,159
                                                =============================================================  =============
Fixed charges:
Interest expense (including amortization)       $  63,522    $  66,385    $  64,746    $  69,800    $  36,886    $  44,293
Capitalized interest                                2,949        5,178        8,182        2,100        1,200        1,183
Proportionate share of interest for
   unconsolidated investments                       3,410        3,884        4,607        1,684          418        2,456
Distributions to preferred unitholders              7,069        7,069        7,069        6,103        1,451        5,302
Income allocated to preferred                      11,906       11,906       11,906        4,790          702        8,930
                                                -------------------------------------------------------------  -------------
Fixed charges                                   $  88,856    $  94,422    $  96,510    $  84,477    $  40,657    $  62,164
                                                =============================================================  =============
Fixed Charge Coverage Ratio                          1.48         1.15         1.24         1.26         1.64         1.60
                                                =============================================================  =============

(a) Amounts for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been reclassified to present properties identified as held for sale consistent with the presentation for the nine months ended September 30, 2003. As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.